U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

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                                                  OMB APPROVAL
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                                                  OMB Number  3235-0287
                                                  Expires:    January 31, 2005
-------                                           Estimated average burden
FORM 4                                            hours per response....0.5
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|_| Check this box if no longer             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a)
    subject to Section 16.                        of the Public Utility Holding Company Act of 1935 or Section 30(h) of the
    Form 4 or Form 5                                                     Investment Company Act of 1940
    obligations may continue.
    See Instruction 1(b).
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1. Name and Address              2.  Issuer Name and Ticker or                                 6.  Relationship of Reporting
   of Report Person                  Trading Symbol                                                Person to Issuer
                                                                                                  (Check all applicable)
 Ranieri  Lewis        S.            Reckson Associates Realty
                                     Corp.  (RA)
----------------------------       ---------------------------------                            X   Director          10% Owner
(Last)   (First)   (Middle)      3.  I.R.S. Identification Number of                           ----                   ---
                                     Reporting Person (Volundary)       4.  Statement for            Officer (give         Other
                                                                            Month/Day/Year     ---- title below)      --- (specify
                                                                               5/31/02                                     below)
                                                                        --------------------
c/o Reckson Associates Realty Corp.                                     5.  If Amendment,
    225 Broadhollow Road                                                    Date of Original
-----------------------------------                                         (Month/Day/Year)
                (Street)

Melville,  New York   11747                                                                   ------------------------------------
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(City)     (State)    (Zip)                                                                   7.  Individual or Joint/Group Filing)
                                                                                                  (Check Applicable Line

                                                                                                   X  Form filed by One
                                                                                                  --- Reporting Perso
                                                                                                      Form filed by More than
                                                                                                  --- one Reporting Person
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                                         Table I -- Non-Derivative Securities Acquired,
                                               Disposed of, or Beneficially Owned
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
 1. Title of Security  2. Trans-  2A. Deemed      3. Trans-   4. Securities Acquired (A)  5. Amount of      6. Owner-   7. Nature
    (Instr. 3)            action      Execution      action      or Disposed of (D)          Securities        ship        of In-
                          Date        Date, if       Code        (Instr. 3, 4 and 5)         Beneficially      Form:       direct
                         (Month/      any            (Instr.                                 Owned at          Direct      Bene-
                          Day/       (Month/          8)                                     End of            (D) or      Ficial
                          Year)       Day/                                                   Month             Indirect    Owner-
                                      Year)                                                  (Instr. 3         (I)         Ship
                                                                                             and 4)            (Instr.     (Instr.
                                                                                                               4)          4)
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                                                   Code    V    Amount  (A) or    Price
                                                                        (D)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                     (Print or Type Responses)

                                                                                                                    SEC 1475 (8/02)
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                 FORM 4 (continued) Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

                    Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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
1. Title  2. Con- 3. Trans- 3A. Deemed  4. Trans- 5. Number   6. Date        7. Title       8. Price  9. Num-  10. Owner- 11. Na-
   of        ver-    action     Excecu-    action    of          Exer-          and            of        ber       ship       ture
   Deriv-    sion    Date       tion       Code      Deriv-      cis-           Amount         Deriv-    of        Form       of In-
   ative     or      (Month/    Date, if   (Instr.   tive        able           of             ative     De-       of         direct
   Secur-    Exer-   Day/       any        8)        Securi-     and            Under-         Secu-     riva-     Deriv-     Bene-
   ity       cise    Year)      (Month/              ties        Expira-        lying          rity      tive      ative      ficial
   (Inst.    Price              Day/                 Ac-         tion           Securi-        (Instr.   Se-       Secu-      Own-
   3)        of-                Year)                quired      Date           ties           5)        curi-     rity:      ership
             Deriv-                                  (A) or      (Month/        (Inst.                   ties      Direct     (Inst.
             ative                                   Dis-        Day            3 and                    Bene-     (D) or     4)
             Secur-                                  posed       Year)          4)                       fi-       Indi-
             ity                                     of                                                  cial-     rect
                                                     (D)                                                 ly        )I)
                                                     Instr.                                              Owned     (Inst.
                                                     3, 4                                                Fol-      4)
                                                     and 5)                                              lowing
                                                                                                         Re-
                                                                                                         ported
                                                                                                         Trans-
                                                                                                         action
                                                                                                         (Inst.
                                                                                                         4)
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                                                                                       Amount
                                                                 Date   Ex-            or
                                                                 Exer-  pira           Number
                                                                 cisa-  tion           of
                                                                 able   Date    Title  Shares
                                        ---------------------    ----------------------------
                                         Code   V   (A)   (D)
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  Employee   $25.15  5/31/02               A    V  6,250        5/31/02 5/31/12 Class  6,250            6,250         D
  Stock                                                                          A
  Option                                                                         Common
  (Right                                                                         Stock
  to Buy)
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Explanation of Responses:

(1)  Issued pursuant to a stock option plan of the Company. The options expire no later than ten years from the date of the grant but are subject to earlier expiration as detailed in the plan.

                                                                                  /s/ Lewis S. Ranieri                 12/6/02
                                                                           --------------------------------         ------------
                                                                            *Signature of Reporting Person              Date


Reminder:   Report on a separate line for each class of securities beneficially owned directly or indirectly.

            *  If the form is filed by more than one reporting person, see Instruction 4(b)(v).
           **  Intentional misstatements or omissions of facts constitute Federal Criminal Violations
               See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, on of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                                                                                                                    SEC 1475 (8/02)
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